Scientific Industries, Inc.
70 Orville Drive
Bohemia, New York 11716

FOR IMMEDIATE RELEASE

Scientific Industries, Inc. Anticipates Improved Operating
Results for Three and Nine Months Ended March 31, 2004 and
Announces Termination of Proposed Acquisition.

Bohemia, New York, May 5, 2004 - Ms. Helena Santos, Chief Executive Officer of Scientific Industries, Inc. (OTCBB: SCND) announced today that the Company expects to report that its earnings for its three and nine month periods ended March 31, 2004 are substantially higher than the prior year's comparable periods. The Company expects for the three months ended March 31, 2004 an 8% increase in revenues to approximately $855,000, and double the net income to approximately $48,000 ($.05 per share) as compared to revenues of $792,000 and net income of $23,800 ($.02 per share) for the same quarter last year. For the nine months ended March 31, 2004, the Company expects a 5% increase in revenues to approximately $2,600,000, and an approximate 500% increase in net income to approximately $139,000 ($.14 per share) as compared with revenues of $2,476,600 and net income of $23,500 ($.02 per share) for the nine months ended March 31, 2003.

She stated "the improved operating results were mainly due to the increase in sales of the Company's new products and product accessories for all our products, the higher profit margins of the new products and lower product costs."

Ms. Santos also advised that the Company after completing its due diligence review has determined not to proceed with the previously announced proposed acquisition of Spectrum Laboratories Inc.'s line of chromatography products.

About Scientific Industries
	Scientific Industries manufactures and markets laboratory equipment, including the world-renowned Vortex-Genie(r) 2 Mixer. Scientific's products are used by research laboratories, clinics, pharmaceutical manufacturers, medical device manufacturers, and other industries.

"Statements made in this press release that relate to future events, performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual events,
performance or results to materially differ.    The Company undertakes
no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in the Company's Securities and Exchange Commission reports, including our annual report on Form 10-KSB."


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